UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 13 2012

ENERTOPIA CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-51866	20-1970188
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

#950 – 1130 West Pender Street, Vancouver, British Columbia, Canada V6E 4A4
(Address of principal executive offices) (Zip code)

Registrant's telephone number, including area code: (604) 602-1633

__________________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[   ]     Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e -4(c))

Item 3.02 Unregistered Sales of Equity Securities

On April 13, 2012, Enertopia Corp (the “Company”) closed an offering memorandum placement of 2,080,000 units at a price of CAD$0.10 per unit for gross proceeds of CAD$208,000, US$208,000. Each Unit to consist of one common share of the Issuer and one common share purchase warrant. One warrant will be exercisable into one further common share at a price of US$0.15 per warrant share for a period of twelve (12) months following closing; or at a price of US$0.20 per warrant for the period that is twelve (12) months plus one day to twenty-four (24) months following closing.

The Company will pay broker commissions of $14,420 in cash and issue 144,200 brokers warrants in connection with the private placement to Canaccord Genuity.

Proceeds of the private placement will be used for general working capital; to make mineral property payments under existing agreements; to fund exploration of mineral properties; and for administrative purposes.

The Company issued the units to fifty-five (55) non-US persons in an off-shore transaction pursuant to the exemption from registration provided for under Regulation S, promulgated under the United States Securities Act of 1933, as amended. Each of the subscribers represented that they were not a “US person” as such term is defined in Regulation S.

The securities referred to herein will not be and have not been registered under the United States Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Item 7.01 Regulation FD Disclosure.

A copy of the news release announcing closing of the private placement is filed as exhibit 99.1 to this current report and is hereby incorporated by reference.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

Exhibit No.	Description
10.1	Form of Offering Memorandum (1) for Private Placement closed on April 13, 2012
10.2	Form of Subscription Agreement (1) for Private Placement closed on April 13, 2012
10.3	Form of Warrant Agreements (1) dated April 13, 2012
99.1	Press Release announcing closing of Offering Memorandum

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 16, 2012

Enertopia Corp.

By:         ”Robert McAllister”
Robert G. McAllister
President and Director